v

FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

SECOND QUARTER 2016 RESULTS

Franklin, North Carolina, April 21, 2016 — Entegra Financial Corp. (the “Company”) (NASDAQ: ENFC), the holding company for Entegra Bank (the “Bank”), today announced earnings and related data for the three and six months ended June 30, 2016.

Highlights

The following tables highlight the most important trends that the Company believes are relevant to understanding the performance of the Company. As further detailed in Appendix A, Core results adjust for material non-recurring items including FHLB advance prepayment penalties, negative provision for loan losses, merger and acquisition expenses, and the impact of abnormal tax rates and deferred tax asset valuation allowance reversals.

	For the Three Months Ended June 30,
	(Dollars in thousands, except per share data)
	2016		2015
	GAAP	Core	GAAP	Core
Net income	$1,150	$2,301	$17,105	$850
Net interest income	$8,748	N/A	$6,639	N/A
Net interest margin	3.33%	N/A	3.06%	N/A
Return on average assets	0.39%	0.79%	7.39%	0.37%
Return on average equity	3.43%	6.85%	61.45%	3.05%
Efficiency ratio	85.86%	69.53%	105.88%	83.07%
Diluted earnings per share	$0.18	$0.36	$2.61	$0.13

	For the Six Months Ended June 30,
	(Dollars in thousands, except per share data)
	2016		2015
	GAAP	Core	GAAP	Core
Net income	$2,516	$3,761	$19,720	$1,692
Net interest income	$16,372	N/A	$12,971	N/A
Net interest margin	3.28%	N/A	3.05%	N/A
Return on average assets	0.46%	0.68%	4.35%	0.37%
Return on average equity	3.76%	5.62%	35.97%	3.09%
Efficiency ratio	81.55%	72.13%	94.61%	83.31%
Diluted earnings per share	$0.39	$0.58	$3.01	$0.26

	June 30, 2016	December 31, 2015
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$9,436	$7,280
Real estate owned	$5,413	$5,369
Non-performing assets	$14,849	$12,649
Non-performing loans to total loans	1.31%	1.17%
Non-performing assets to total assets	1.24%	1.23%
Allowance for loan losses to non-performing loans	94.74%	129.96%
Allowance for loan losses to total loans	1.24%	1.52%

Other Data:
Tangible book value per share	$20.77	$19.88
Closing market price per share	$17.49	$19.36
Closing price-to-tangible book value ratio	84.21%	97.38%

Management Commentary

Roger D. Plemens, President and CEO of the Company reported, “Our second quarter results reflect another successful quarter for the Company as we continue to deploy our capital and position the Company for long-term independence. We are particularly pleased with the growth in our margin and fee income, both of which have increased significantly from the comparable periods in the prior year. Our focus on growing return on equity is evident in the significant quarter over quarter increase from the prior year. The recently completed acquisition of Old Town Bank has already provided accretion to our core earnings and is providing important access to the Haywood and Buncombe County markets. As previously disclosed, we have also recently invested in our mortgage banking business with the addition of a seasoned mortgage executive to lead this business.”

Old Town Bank Acquisition

The Company completed the acquisition of Old Town Bank on April 1, 2016. This transaction added approximately $111.4 million in assets, including $65.0 million in loans, $88.7 million in deposits and $1.7 million in goodwill and core deposit intangible. The purchase price of $13.5 million resulted in dilution of approximately $0.55 per share.

Net Interest Income

Net interest income increased $2.1 million, or 31.7%, to $8.7 million for the three months ended June 30, 2016 compared to $6.6 million for the same period in 2015. Net interest income increased $3.4 million, or 26.2%, to $16.4 million for the six months ended June 30, 2016 compared to $13.0 million for the same period in 2015. The increase in net interest income was primarily due to higher volumes in the loan and investment portfolios as well as a decrease in the rate paid on advances and deposits. Net interest margin for the three and six months ended June 30, 2016 improved to 3.33% and 3.28%, respectively, compared to 3.06% and 3.05% for the same periods in 2015.

Provision for Loan Losses

We recorded no provision for loan losses for the three and six month periods ended June 30, 2016 compared to a provision for loan losses of $0 and $(1.5 million) in the comparable 2015 periods. The Company continues to experience a minimal level of net charge-offs and low levels of non-performing assets.

Noninterest Income

Noninterest income increased $1.0 million, or 93.0%, to $2.1 million for the three months ended June 30, 2016 compared to $1.1 million for the same period in 2015. Noninterest income increased $1.3 million, or 50.8%, to $4.0 million for the six months ended June 30, 2016 compared to $2.6 million for the same period in 2015. The improvement for the three months ended June 30, 2016 was primarily due to a $0.3 million increase in the gain on sale of SBA loans and a $0.3 million increase in the gain on sale of investments. Mortgage banking activities also contributed to the improved 2016 second quarter with an increase of $0.1 million in income over the same period in 2015.

The improvement for the six months ended June 30, 2016 compared to the same period in 2015 was primarily the result of increases of $0.4 million in the gain on sale of SBA loans, $0.4 million in the gain on sale of investments, $0.2 million in service charges, and $0.1 million in interchange fees. Trading revenue from securities held for the Rabbi Trust also increased $0.2 million for the six months ended June 30, 2016 compared to the same period of 2015.

The Company continues to make investments in growing its SBA lending and mortgage banking businesses and to replace its certificates of deposit balances with lower cost core deposits that generate fee income.

Noninterest Expense

Noninterest expense increased $1.1 million, or 13.9%, to $9.3 million for the three months ended June 30, 2016 compared to $8.2 million for the same period in 2015. Noninterest expense increased $1.8 million, or 12.3%, to $16.6 million for the six months ended June 30, 2016 compared to $14.8 million for the same period in 2015. The increase in the three and six month periods ended June 30, 2016 compared to the same periods in 2015 is primarily the result of merger-related expenses related to the Old Town Bank acquisition, as well as higher operating expenses resulting from the addition of 3 branches during the fourth quarter of 2015 and second quarter of 2016. We continue to focus on controlling our operating expenses and achieving efficiencies.

Income Taxes

Income tax expense for the three and six months ended June 30, 2016 was $0.4 million and $1.2 million, respectively. The Company reversed $17.6 million of the valuation allowance on its net deferred tax asset as of June 30, 2015, resulting in an income tax benefit for the three and six months ended June 30, 2015.

Balance Sheet

Total assets increased $161.5 million, or 15.7%, to $1.19 billion at June 30, 2016 from $1.03 billion at December 31, 2015, primarily as a result of the addition of $111.4 million in assets related to the Old Town Bank acquisition in the second quarter of 2016.

Loans increased $97.4 million, or 15.6%, to $721.5 million at June 30, 2016, which included $65.0 million of loans related to the Old Town Bank acquisition. Loan balances excluding those acquired in the Old Town Bank acquisition have grown at an annualized pace of 10.4% since December 31, 2015 and have been primarily concentrated in commercial real estate and consumer and industrial loans.

The Company also increased its investment portfolios by $42.2 million from December 31, 2015 to June 30, 2016 in order to better leverage its capital. FHLB advances, which increased $40.0 million, or 26.1%, from December 31, 2015 to June 30, 2016, were utilized to fund the investment purchases.

Core deposits increased $75.0 million, or 17.0%, to $515.5 million at June 30, 2016 from $440.5 million at December 31, 2015, including $40.6 million of core deposits related to the Old Town Bank acquisition. Retail and wholesale certificates of deposit increased $37.3 million, or 13.5%, to $313.4 million at June 30, 2016 from $276.1 million at December 31, 2015, primarily due to the acquisition of $48.1 million of time deposits in the Old Town acquisition. Core deposits now represent 62% of the Company’s deposit portfolio compared to 61% at December 31, 2015 and 55% at December 31, 2014.

Total equity increased $5.8 million to $137.3 million at June 30, 2016 compared to $131.5 million at December 31, 2015. This increase was primarily attributable to $2.5 million of net income and a $4.2 million improvement in the market value of investment securities, offset by $1.4 million of share repurchases. The Company intends to selectively utilize share repurchases to supplement shareholder returns, but not at the expense of building long term value. Tangible book value per share increased $0.89, or 4.47%, from December 31, 2015 to June 30, 2016, even after the $0.55 of dilution incurred from the acquisition of Old Town Bank.

Asset Quality

Non-performing loans increased 28.8% to $9.4 million at March 31, 2016 from $7.3 million at December 31, 2015. Real estate owned balances remained steady at $5.4 million at both June 30, 2016 and December 31, 2015. The increase in non-performing loans was primarily due to the acquisition of non-performing loans from Old Town Bank, which were recorded at fair value in purchase accounting. Net loan charge-offs totaled $0.5 million for the six months ended June 30, 2016 compared to $0.1 million for the six months ended June 30, 2015.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in Appendix A, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This news release and the accompanying tables discuss financial measures, such as core noninterest expense, core net income, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, the Company’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Entegra Bank operates a total of 15 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. For further information, visit the Company’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
Interest income	$10,257	$8,112
Interest expense	1,509	1,473

Net interest income	8,748	6,639

Provision for loan losses	—	—

Net interest income after provision for loan losses	8,748	6,639

Servicing income, net	75	19
Mortgage banking	221	85
Gain on sale of SBA loans	284	3
Gain on sale of investments	429	123
Service charges on deposit accounts	387	317
Interchange fees	382	322
Bank owned life insurance	94	133
Other	228	86
	2,100	1,088

Compensation and employee benefits	4,257	3,817
Net occupancy	835	731
Federal deposit insurance	184	279
Professional and advisory	293	261
Data processing	400	282
Marketing and advertising	302	205
Net cost of operation of real estate owned	44	116
Federal Home Loan Bank prepayment penalty	—	1,762
Transaction expenses	1,771	—
Other	1,228	728
	9,314	8,181

Income (loss) before taxes	1,534	(454)

Income tax expense (benefit)	384	(17,559)

Net income	$1,150	$17,105

Earnings per common share - basic and diluted	$0.18	$2.61

Weighted average common shares outstanding:
Basic	6,467	6,546
Diluted	6,482	6,546

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Six Months Ended June 30,
	2016	2015
Interest income	$19,250	$15,996
Interest expense	2,878	3,025

Net interest income	16,372	12,971

Provision for loan losses	—	(1,500)

Net interest income after provision for loan losses	16,372	14,471

Servicing income, net	191	105
Mortgage banking	360	340
Gain on sale of SBA loans	618	214
Gain on sale of investments	698	287
Service charges on deposit accounts	781	615
Interchange fees	724	600
Bank owned life insurance	201	262
Other	401	204
	3,974	2,627

Compensation and employee benefits	8,267	7,514
Net occupancy	1,651	1,433
Federal deposit insurance	359	563
Professional and advisory	505	511
Data processing	751	562
Marketing and advertising	502	237
Net cost of operation of real estate owned	330	331
Federal Home Loan Bank prepayment penalty	—	1,762
Transaction expenses	1,916	—
Other	2,311	1,844
	16,592	14,757

Income before taxes	3,754	2,341

Income tax expense (benefit)	1,238	(17,379)

Net income	$2,516	$19,720

Earnings per common share - basic and diluted	$0.39	$3.01

Weighted average common shares outstanding:
Basic	6,492	6,546
Diluted	6,507	6,546

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$57,945	$40,650
Investments - trading	4,991	4,714
Investments - available for sale	291,334	238,862
Investments - held to maturity	30,907	41,164
Other investments	10,798	8,834
Loans held for sale	7,300	8,348
Loans receivable	721,461	624,072
Allowance for loan losses	(8,940)	(9,461)
Real estate owned	5,413	5,369
Fixed assets, net	20,600	17,673
Bank owned life insurance	21,059	20,858
Net deferred tax asset	16,249	18,830
Goodwill	1,872	711
Core deposit intangibles, net	1,059	590
Other assets	10,871	10,202

Total assets	$1,192,919	$1,031,416

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$828,874	$716,617
Federal Home Loan Bank advances	193,500	153,500
Junior subordinated notes	14,433	14,433
Post employment benefits	10,253	10,224
Other liabilities	8,593	5,173
Total liabilities	$1,055,653	$899,947

Total shareholders’ equity	137,266	131,469

Total liabilities and shareholders’ equity	$1,192,919	$1,031,416

APPENDIX A – RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)		(Dollars in thousands)

Core Noninterest Expense
Noninterest expense (GAAP)	$9,314	$8,181	$16,592	$14,757
FHLB prepayment penalty	—	(1,762)	—	(1,762)
Merger-related expenses	(1,771)	—	(1,916)	—
Core noninterest expense (Non-GAAP)	$7,543	$6,419	$14,676	$12,995

Core Net Income
Net income (GAAP)	$1,150	$17,105	$2,516	$19,720
FHLB prepayment penalty	—	1,762	—	1,762
Negative provision for loan losses	—	—	—	(1,500)
Merger-related expenses	1,151	—	1,245	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	(18,017)	—	(18,290)
Core net income (Non-GAAP)	$2,301	$850	$3,761	$1,692

Core Diluted Earnings Per Share
Diluted earnings per share (GAAP)	$0.18	$2.61	$0.39	$3.01
FHLB prepayment penalty	—	0.27	—	0.27
Negative provision for loan losses	—	—	—	(0.23)
Merger-related expenses	0.18	—	0.19	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	(2.75)	—	(2.79)
Core diluted earnings per share (Non-GAAP)	$0.36	$0.13	$0.58	$0.26

Core Return on Average Assets
Return on Average Assets (GAAP)	0.39%	7.39%	0.46%	4.35%
FHLB prepayment penalty	—	0.76%	—	0.39%
Negative provision for loan losses	—	—	—	-0.33%
Merger-related expenses	0.39%	—	0.23%	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	-7.78%	—	-4.04%
Core Return on Average Assets (Non-GAAP)	0.79%	0.37%	0.68%	0.37%

Core Return on Average Equity
Return on Average Equity (GAAP)	3.43%	61.45%	3.76%	35.97%
FHLB prepayment penalty	—	6.33%	—	3.21%
Negative provision for loan losses	—	—	—	-2.74%
Merger-related expenses	3.43%	—	1.86%	—
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	-64.73%	—	-33.35%
Core Return on Average Equity (Non-GAAP)	6.85%	3.05%	5.62%	3.09%

Core Efficiency Ratio
Efficiency ratio	85.86%	105.88%	81.55%	94.61%
Merger-related expenses	-16.33%	—	-9.42%	—
Effect to adjust for FHLB prepayment penalty	—	-22.81%	—	-11.30%
Core Efficiency Ratio (Non-GAAP)	69.53%	83.07%	72.13%	83.31%

	As Of
	June 30, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Tangible Book Value Per Share
Book Value (GAAP)	137,266	131,469
Goodwill and intangibles	(2,931)	(1,301)
Book Value (Tangible)	134,335	130,168
Outstanding shares	6,466,375	6,546,375
Tangible Book Value Per Share	20.77	19.88

(1) - The Company maintained a valuation allowance on a portion of its net deferred tax asset during a portion of 2015 and therefore did not recognize a normal income tax provision. Core results have been adjusted to reflect income tax expense to an estimated 35% effective tax rate after the other adjustments have been applied.